As filed with the Securities and Exchange Commission on December 15, 2005

Registration No. 333-128652

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIT GROUP FUNDING COMPANY OF CANADA (Exact name of registrant as specified in its charter)			CIT GROUP INC. (Exact name of registrant as specified in its charter)
Nova Scotia, Canada (State or other jurisdiction of incorporation or organization)	6172 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)	Delaware (State or other jurisdiction of incorporation or organization)	6172 (Primary Standard Industrial Classification Code Number)	65-1051192 (I.R.S. Employer Identification No.)

1211 Avenue of the Americas
New York, New York 10036
(212) 536-1211
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert J. Ingato
c/o CIT Group Inc.
Executive Vice President and General Counsel
1 CIT Drive
Livingston, New Jersey 07039
(973) 740-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Rohan S. Weerasinghe
Michael J. Schiavone
Shearman & Sterling LLP
599 Lexington Ave.
New York, New York 10022
(212) 848-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

PROSPECTUS

CIT GROUP FUNDING COMPANY OF CANADA

Offer to Exchange
4.65% Senior Notes due July 1, 2010
and
5.20% Senior Notes due June 1, 2015
Fully, Unconditionally and Irrevocably Guaranteed by

CIT GROUP INC.

The exchange offer:

•	This prospectus and the accompanying letter of transmittal relate to the proposed offer by CIT Group Funding Company of Canada to exchange up to:
(1) U.S.$1,000,000,000 aggregate principal amount of 4.65% Senior Notes due July 1, 2010, which are registered under the Securities Act of 1933, as amended, for any and all of its 4.65% Senior Notes due July 1, 2010 that were issued on May 31, 2005;
(2) U.S.$700,000,000 aggregate principal amount of 5.20% Senior Notes due June 1, 2015, which are registered under the Securities Act of 1933, as amended, for any and all of its 5.20% Senior Notes due June 1, 2015 that were issued on May 31, 2005.
•	The expiration date of the exchange offer is 5:00 p.m., New York City time on January 13, 2006, unless extended.
•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. Tendered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
•	The terms of the New 4.65% Senior Notes are identical to the Existing 4.65% Senior Notes that are being exchanged and the terms of the New 5.20% Senior Notes are identical to the Existing 5.20% Senior Notes that are being exchanged and the New Senior Notes will represent the same indebtedness as the corresponding Existing Senior Notes, except that, in each case, the New Senior Notes will be registered under the Securities Act of 1933, as amended, and therefore do not have any transfer restrictions and do not have registration rights or rights to additional interest.
•	All payments of principal and interest on the New 4.65% Senior Notes and the New 5.20% Senior Notes will be fully, unconditionally and irrevocably guaranteed by CIT Group Inc.
•	Neither CIT Group Funding Company of Canada nor CIT Group Inc. will receive any proceeds from this exchange offer.
•	The New 4.65% Senior Notes and the New 5.20% Senior Notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

          See “Risk Factors” beginning on page 10 for a discussion of factors you should consider before tendering your existing 4.65% Senior Notes or your existing 5.20% Senior Notes for exchange.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2005

      Other than in the sections titled “Description of the Notes,” the term “CIT Group Funding Company” means CIT Group Funding Company of Canada, and the terms “CIT,” “the Company,” “we,” “us” and “our” mean, unless otherwise indicated and unless the context otherwise requires, CIT Group Inc. and its consolidated subsidiaries, including CIT Group Funding Company. As used in this prospectus:

•	“Existing 4.65% Senior Notes” means the outstanding 4.65% Senior Notes due July 1, 2010.

•	“Existing 5.20% Senior Notes” means the outstanding 5.20% Senior Notes due June 1, 2015.

•	“New 4.65% Senior Notes” means the 4.65% Senior Notes due July 1, 2010 that will be issued in exchange for any and all validly tendered Existing 4.65% Senior Notes.

•	“New 5.20% Senior Notes” means the 5.20% Senior Notes due June 1, 2015 that will be issued in exchange for any and all validly tendered Existing 5.20% Senior Notes.

•	“New Senior Notes” means, collectively, the New 4.65% Senior Notes and the New 5.20% Senior Notes.

•	“Existing Senior Notes” means, collectively, the Existing 4.65% Senior Notes and the Existing 5.20% Senior Notes.

•	“Notes” means, collectively, the Existing Senior Notes and the New Senior Notes.

•	“Guarantees” and “guarantees” mean the applicable guarantee relating to the Existing Senior Notes or the New Senior Notes.

•	“U.S. dollars” or “U.S.$” or “$” means the currency of the United States of America.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Existing Senior Notes in any jurisdiction in which the exchange offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date indicated within the relevant document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since then.

i

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus may contain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Any forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are subject to unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

•	our liquidity risk management;

•	our credit risk management;

•	our asset and liability management;

•	our funding, borrowing costs and net finance margin;

•	our capital, leverage and credit ratings;

•	our operational and legal risks;

•	our ability to remediate the material weakness in internal controls related to income taxes;

•	our growth rates;

•	our commitments to extend credit or purchase equipment; and

•	how we may be affected by legal proceedings.

      All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

•	risks of economic slowdown, downturn or recession;

•	industry cycles and trends;

•	demographic trends;

•	risks inherent in changes in market interest rates and quality spreads;

•	funding opportunities and borrowing costs;

•	changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets;

•	uncertainties associated with risk management, including credit prepayment, asset/liability, interest rate and currency risks;

•	adequacy of reserves for credit losses;

•	risks associated with the value and recoverability of leased equipment and lease residual values;

•	changes in laws or regulations governing our business and operations;

•	changes in competitive factors; and

•	future acquisitions and dispositions of businesses or asset portfolios.

      Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We do not assume the obligation to update any forward-looking statement for any reason.

ii

WHERE YOU CAN FIND MORE INFORMATION

      CIT Group Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Such information may also be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can also find information about us by visiting our Web site at www.cit.com. We have included its Web site address as an inactive textual reference only. Information on our Web site is not incorporated by reference into and does not form a part of this prospectus.

      CIT Group Funding Company is not required to file annual, quarterly or current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, CIT Group Funding Company does not file separate financial statements with the SEC. CIT Group Funding Company’s financial condition, results of operations and cash flows are consolidated into the financial statements of CIT.

      We are incorporating by reference into this prospectus the information that CIT Group Inc. files with the SEC, which means that we can disclose important information to you by referring you to those documents that have been filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, under applicable SEC rules, rather than filed, until the completion of this exchange offer.

•	our Annual Report on Form 10-K for the year ended December 31, 2004, as amended;

•	our Definitive Proxy Statement filed with the SEC on April 6, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, as amended; and

•	our Current Reports on Form 8-K filed with the SEC on January 3, 2005, January 6, 2005, January 7, 2005, January 18, 2005, January 19, 2005, February 24, 2005, March 2, 2005, March 30, 2005, April 20, 2005, July 6, 2005, July 20, 2005, August 16, 2005, August 18, 2005, August 26, 2005, September 15, 2005, September 30, 2005, October 19, 2005, October 20, 2005, November 15, 2005, November 15, 2005, December 2, 2005, December 9, 2005, December 13, 2005 and December 14, 2005.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address or phone number:

Glenn Votek Executive Vice President and Treasurer CIT Group Inc. 1 CIT Drive Livingston, New Jersey 07039 (973) 740-5000

      Any request for documents should be made by January 9, 2006 to ensure timely delivery of the documents prior to the expiration date of the exchange offer.

iii

SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is only a summary and therefore does not contain all the information that may be important to you in deciding whether or not to participate in this exchange offer. You should carefully read the entire prospectus, the accompanying letter of transmittal, our consolidated financial statements and the other information incorporated by reference in this prospectus before deciding whether or not to participate in this exchange offer. You should also carefully consider the matters discussed in “Risk Factors.”

CIT Group Funding Company of Canada

      CIT Group Funding Company of Canada is an indirect, wholly owned subsidiary of CIT Group Inc. CIT Group Funding Company was formed for the purpose of acting as our finance subsidiary in Canada and for issuing debt to fund certain of our operations, including those in Canada and parts of Europe. All debt issued by CIT Group Funding Company is guaranteed by its ultimate parent company, CIT Group Inc. CIT Group Funding Company is incorporated in Nova Scotia, Canada.

CIT Group Inc.

      CIT Group Inc., a Delaware corporation, is a global commercial and consumer finance company that was founded in 1908. CIT provides financing and leasing capital for consumers and companies in a wide variety of industries, offering vendor, equipment, commercial, factoring, home lending, educational lending and structured financing products. CIT operates primarily in North America, with locations in Europe, Latin America, Australia and the Asia-Pacific region.

      We provide a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including manufacturing, retailing, transportation, aerospace, construction, technology, communication, and various service-related industries. Our secured lending, leasing and factoring products include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing. Consumer lending consists primarily of first mortgage lending to consumers, originated largely through a network of brokers and correspondents, and education lending products, principally backed by the U.S. government.

      Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. In addition, our strategic business units work together in referring transactions to other CIT units to best meet our customers’ overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. From time to time, in the normal course of business, we purchase finance receivables on a wholesale basis (commonly called bulk portfolio purchases) to supplement our origination volume and sell certain finance receivables and equipment under operating leases to reduce concentration risk, for other balance sheet management purposes, or to improve profitability.

      CIT’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036. CIT's telephone number is (212) 536-1211.

The Exchange Offer

      On May 31, 2005, CIT Group Funding Company completed a private offering of the Existing Senior Notes. On the same day, CIT Group Funding Company and CIT Group Inc. entered into a registration rights agreement with the initial purchasers of the Existing Senior Notes, in which CIT Group Funding Company and CIT Group Inc. agreed that you, as a holder of the unregistered Existing Senior Notes, would be entitled to exchange your unregistered Existing Notes for New Senior Notes registered under the Securities Act of 1933, as amended (the “Securities Act”), but otherwise having substantially identical terms to the unregistered Existing Notes. The forms and terms of the New Senior Notes are identical in all material respects to the forms and terms of the Existing Notes, except that the New Senior Notes have been registered under the Securities Act and, therefore, will contain no restrictive legends and will not have registration rights or rights to additional interest. The New Senior Notes will evidence the same debt as the Existing Senior Notes, and the same indenture will govern the New Senior Notes and the Existing Senior Notes. The exchange offer will not have any impact on the amount or the accounting treatment of the indebtedness outstanding under the Notes. The following summary contains basic information about this exchange offer and the New Senior Notes. For additional information on the terms of this exchange offer and the New Senior Notes, see “The Exchange Offer” and “Description of the Notes.”

Issuer	CIT Group Funding Company of Canada.
Guarantor	CIT Group Inc.
The New Senior Notes	$1,000,000,000 aggregate principal amount of 4.65% Senior Notes due July 1, 2010 and $700,000,000 aggregate principal amount of 5.20% Senior Notes due June 1, 2015.
Maturity date	The New 4.65% Senior Notes will mature on July 1, 2010 and the New 5.20% Senior Notes will mature on June 1, 2015.
Interest	The Notes will accrue interest from and including May 31, 2005, which is the date of original issuance of the Existing Senior Notes. Holders of Existing Senior Notes that are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest accrued from the date of the last interest payment date in respect of the Existing Senior Notes until the date of issuance of the New Senior Notes. Consequently, holders of the Notes will receive the same interest on their Notes at their respective interest rates, regardless of whether they tender their Existing Senior Notes in this exchange offer.
The New 4.65% Senior Notes will bear interest at 4.65% per year and the New 5.20% Senior Notes will bear interest at 5.20% per year, each payable semi-annually in arrears on April 15 and October 15, commencing October 15, 2005.
Ranking	The New Senior Notes will be unsecured senior obligations of CIT Group Funding Company and will rank equal in right of payment to all of its other existing and future unsecured senior indebtedness.
Guarantees	All payments on the New Senior Notes, including principal and interest, will be fully, unconditionally and irrevocably guaranteed by CIT Group Inc. CIT Group Inc.'s guarantee will rank equal in right of payment to all of its other unsecured senior indebtedness and guarantees.

No optional redemption	The New Senior Notes are not redeemable prior to maturity, except as described in this prospectus under “Description of the Notes—Redemption for Tax Reasons.”
Payment of additional amounts	Subject to certain exceptions described in “Description of the Notes—Payment of Additional Amounts,” if Canada or the United States requires that taxes, assessments, or other governmental charges be withheld from any amounts paid under or with respect to the New 4.65% Senior Notes or the New 5.20% Senior Notes, as applicable, or CIT’s guarantees to a non-resident of Canada, in the case of Canada, or to a non-U.S. holder, in the case of the United States, we or CIT, as applicable, will pay additional amounts so that the net amount paid to the holder, after deducting the taxes, assessment, or other governmental charges, is not less than the amount then due and payable on such notes.
Redemption for taxation reasons	In the event CIT Group Funding Company of Canada or CIT Group Inc. becomes obligated to pay additional amounts in respect of the New Senior Notes as a result of certain changes in Canadian or United States tax law, we may redeem such New Senior Notes, in whole but not in part, at the principal amount thereof plus accrued and unpaid interest upon not less than 30 nor more than 60 days notice. See “Description of the Notes—Redemption for Tax Reasons.”
Certain covenants	The indenture governing the New Senior Notes will contain covenants that will, among other things, limit the ability of CIT Group Inc. to:
• incur certain liens; or
• merge or consolidate or sell all or substantially all of its assets.
These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Negative Pledge” and “Description of the Notes—Consolidation, Merger or Sale.”
The exchange offer	CIT Group Funding Company of Canada is offering to exchange $1,000 principal amount of New 4.65% Senior Notes for each $1,000 principal amount of Existing 4.65% Senior Notes accepted for exchange, and $1,000 principal amount of New 5.20% Senior Notes for each $1,000 principal amount of Existing 5.20% Senior Notes accepted for exchange. As of the date of this prospectus $1,000,000,000 aggregate principal amount of New 4.65% Senior Notes and $700,000,000 aggregate principal amount of New 5.20% Senior Notes are outstanding. You may tender all, some or none of your Existing Senior Notes. The New Senior Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned on a minimum aggregate principal amount of the Existing Senior Notes being tendered.

Conditions to the exchange offer	This exchange offer is subject to certain customary conditions, which may be waived by us, in whole or in part, in our sole discretion. In addition, the registration statement and any post-effective amendment to the registration statement covering the New Senior Notes must be effective under the Securities Act. This condition is not waivable by us. See “The Exchange Offer—Conditions for Completion of the Exchange Offer.”
Resales of the New Senior Notes	We believe that the New Senior Notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:
	•	any New Senior Notes to be received by you will be acquired in the ordinary course of your business;
	•	you have no arrangement or understanding with any person to participate in the distribution of the Existing Senior Notes or the New Senior Notes;
	•	you are not an “affiliate” (as defined in Rule 405) of CIT Group Funding Company or CIT Group Inc. or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Senior Notes;
	•	if you are a broker-dealer, you will receive New Senior Notes for your own account in exchange for Existing Senior Notes that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such New Senior Notes; and
	•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.
Our belief is based on interpretations by the Staff of the Securities and Exchange Commission, as set forth on no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.
If you wish to participate in this exchange offer, you must represent to us that these conditions have been met. If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. Neither CIT Group Funding Company of Canada nor CIT Group Inc. assumes or indemnifies you against that liability.

Each broker-dealer that is issued New Senior Notes in the exchange offer for its own account in exchange for Existing Senior Notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Senior Notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these New Senior Notes.
For more information on resales of the New Senior Notes, see “The Exchange Offer—Resale of the New Senior Notes.”
Procedures for tendering Existing Senior Notes	If you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company, also referred to as ATOP, for which this transaction will be eligible. To tender Existing Senior Notes, you should transmit your acceptance through a book-entry transfer of such Existing Senior Notes pursuant to DTC’s ATOP system into the exchange agent’s account at DTC (including confirmations transmitted by Euroclear or Clearstream to DTC according to standard operating procedures for electronic tenders). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance.
Delivery of a book-entry confirmation (including the agent’s message that forms a part of such book-entry confirmation) will satisfy the terms of the exchange offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent’s message and, by so tendering, such participant will agree to be bound by the letter of transmittal as if it had signed the letter of transmittal. A holder may deliver a properly completed and duly executed letter of transmittal in lieu of an agent’s message. However, delivery of a physical letter of transmittal is not required to tender your Existing Senior Notes through ATOP if an agent’s message is delivered in lieu thereof. See “Description of the Notes—Tender of Existing Senior Notes Held Through DTC.”
Special procedures for beneficial owners	If a custodian bank, depositary institution, broker, dealer, trust company or other nominee is the registered holder of your Existing Senior Notes, and you wish to tender your Existing Senior Notes in this exchange offer, we urge you to contact that person promptly and instruct them to tender your Existing Senior Notes on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your Existing Senior Notes and you cannot get your required documents to the exchange agent on time, you may tender your Existing Senior Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”
Expiration date; extension; termination	The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on January 13, 2006, or any subsequent time or date to which the exchange offer is extended.

We may extend the expiration date or amend any of the terms or conditions of the exchange offer for any reason. We will promptly give oral or written notice of any extension, amendment, non-acceptance or termination of the offer to the holders of the Existing Senior Notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement. We have the right to:
• delay the acceptance of the Existing Senior Notes tendered for exchange, provided that in any event we will promptly issue New Senior Notes or return tendered Existing Senior Notes after expiration or withdrawal of the exchange offer;
• extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of the Existing Senior Notes;
• waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act, as amended; and
• terminate the exchange offer.
Withdrawal rights	You may withdraw your tender of Existing Senior Notes at any time prior to the expiration date of the exchange offer. To withdraw, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Acceptance of Existing Senior Notes and delivery of New Senior Notes	If you fulfill all conditions required for proper tender of Existing Senior Notes, we will accept any and all Existing Senior Notes that you properly tender in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will return to you as promptly as practicable after the expiration date and acceptance of the Existing Senior Notes for exchange any Existing Senior Notes that we do not accept for exchange. See “The Exchange Offer—Terms of the Exchange Offer.”
U.S. Federal Income Tax Considerations	The exchange of the New Senior Notes for the Existing Senior Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”
Canadian Federal Income Tax Considerations	The exchange of the New Senior Notes for the Existing Senior Notes in the exchange offer will not be a taxable event for Canadian federal income tax purposes. See “Certain Canadian Federal Income Tax Considerations.”

Consequences of Failure to Exchange Existing Senior Notes	If you are eligible to participate in this exchange offer and you do not exchange your Existing Senior Notes in this exchange offer, you will no longer be able to require CIT Group Funding Company of Canada or CIT Group Inc. to register your Existing Senior Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Existing Senior Notes unless we have registered the Existing Senior Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer the Existing Senior Notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
Use of Proceeds	Neither CIT Group Funding Company of Canada nor CIT Group Inc. will receive any proceeds from the issuance of the New Senior Notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.
Fees and Expenses	We will bear all expenses related to the exchange offer. See “Exchange Offer—Fees and Expenses.”
Exchange Agent and Trustee	JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer. JPMorgan Chase Bank, N.A. also serves as the trustee under the indenture governing the Notes. You should direct questions and requests for assistance with respect to procedures for accepting (or withdrawing from) the exchange offer, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed to it as set forth on the back cover of this prospectus.

Summary Consolidated Financial Data

      The following tables set forth selected consolidated financial information regarding CIT’s results of operations and balance sheets. The financial data at December 31, 2004 and December 31, 2003, and for the years ended December 31, 2004 and December 31, 2003, the three months ended December 31, 2002 and the year ended September 30, 2002, were derived from the audited Consolidated Financial Statements of CIT incorporated by reference in this prospectus. The financial data at December 31, 2002, September 30, 2002 and 2001, and December 31, 2000, for the nine months ended September 30, 2001 and for the year ended December 31, 2000 was derived from audited financial statements that are not incorporated by reference in this prospectus. The financial data at September 30, 2005 and September 30, 2004 and for the nine-month periods then ended is derived from the unaudited consolidated financial statements of CIT included in its Quarterly Report on Form 10-Q, as amended on December 15, 2005, for the quarterly period ended September 30, 2005, which is incorporated by reference in this prospectus. In the opinion of management, such unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the information included therein. Certain prior period balances have been conformed to present period presentation. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See “Where You Can Find More Information” in this prospectus.

	Nine Months Ended September 30,
($ in millions, except per share data)	2005(1)	2004(1)	Year Ended December 31, 2004	Year Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended September 30, 2002	Nine Months Ended September 30, 2001	Year Ended December 31, 2000
Results of Operations
Net finance margin	$1,206.3	$1,127.5	$1,569.6	$1,327.8	$344.9	$1,637.1	$1,301.7	$1,447.9
Provision for credit losses	162.4	211.5	214.2	387.3	133.4	788.3	332.5	255.2
Operating margin	1,892.5	1,600.3	2,242.5	1,799.8	468.6	1,781.2	1,541.8	2,104.7
Salaries and general operating expenses	813.9	740.5	1,046.4	912.9	232.6	921.0	777.4	1,013.7
Goodwill impairment	—	—	—	—	—	6,511.7	—	—
Goodwill amortization	—	—	—	—	—	—	97.6	86.3
Acquisition related costs	—	—	—	—	—	—	54.0	—
Interest expense—TCH	—	—	—	—	—	662.6	98.8	—
Gain on redemption of debt	—	41.8	41.8	50.4	—	—	—	—
Net income (loss)	688.1	549.8	753.6	566.9	141.3	(6,698.7)	263.3	611.6
Net income (loss) per share(2)—basic	3.31	2.60	3.57	2.68	0.67	(31.66)	1.24	2.89
Net income (loss) per share(2)—diluted	3.24	2.56	3.50	2.66	0.67	(31.66)	1.24	2.89
Dividends per share(2)	0.45	0.39	0.52	0.48	0.12	—	0.25	0.50

	September 30,
($ in millions)	2005	2004	December 31, 2004	December 31, 2003	December 31, 2002	September 30, 2002	September 30, 2001	December 31, 2000
Balance Sheet Data
Finance receivables	$38,289.1	$34,542.8	$35,048.2	$31,300.2	$27,621.3	$28,459.0	$31,879.4	$33,497.5
Education lending receivables pledged	4,396.1	—	—	—	—	—	—	—
Reserve for credit losses	652.8	637.9	617.2	643.7	760.8	777.8	492.9	468.5
Operating lease equipment, net	9,184.4	7,932.9	8,290.9	7,615.5	6,704.6	6,567.4	6,402.8	7,190.6
Goodwill and intangible assets	1,003.8	594.4	596.5	487.7	400.9	402.0	6,569.5	1,971.5
Total assets	60,150.2	50,013.7	51,111.3	46,342.8	41,932.4	42,710.5	51,349.3	48,689.8
Commercial paper	5,185.1	4,496.5	4,210.9	4,173.9	4,974.6	4,654.2	8,869.2	9,063.5
Variable-rate bank credit facilities	—	—	—	—	2,118.0	4,037.4	—	—
Variable-rate senior notes	14,318.1	11,507.7	11,545.0	9,408.4	4,906.9	5,379.0	9,614.6	11,130.5
Fixed-rate senior notes	21,405.9	21,022.2	21,715.1	19,830.8	19,681.8	18,385.4	17,113.9	17,571.1
Non-recourse, secured borrowings—education lending	3,737.7	—	—	—	—	—	—	—
Preferred capital securities	252.5	254.2	253.8	255.5	257.2	257.7	260.0	250.0
Stockholders’ equity	6,611.8	5,837.0	6,055.1	5,394.2	4,870.7	4,757.8	5,947.6	6,007.2

(footnotes on next page)

(footnotes from previous page)

(1)	Certain aerospace and rail maintenance costs were reclassified during the quarter ended March 31, 2005 from operating expense to lease margin. These costs include amounts that were reimbursed through rail lease payments and expenditures to place aircraft with new lessors, including improvements and configuration changes. The impact was a reduction to operating margin of $36.1 million and $23.8 million for the nine months ended September 30, 2005 and September 30, 2004. With the exception of the nine months ended September 30, 2004, prior periods have not been reclassified to conform to this presentation.

(2)	Net income (loss) and dividend per share calculations for the periods preceding September 30, 2002 are based on the number of common shares outstanding (basic and diluted of 211.6 million and 211.7 million, respectively) upon the completion of the July 2002 initial public offering.
	At or for the Nine Months Ended September 30,
($ in millions)	2005	2004	At or for the Year Ended December 31, 2004	At or for the Year Ended December 31, 2003	At or for the Three Months Ended December 31, 2002	At or for the Year Ended September 30, 2002	At or for the Nine Months Ended September 30, 2001	At or for the Year Ended December 31, 2000
Selected Data and Ratios Profitability
Net finance margin as a percentage of average earning assets (“AEA”)(1)	3.41%	3.94%	4.02%	3.71%	4.22%	4.57%	4.29%	3.56%
Ratio of earnings to fixed charges(2)	1.77x	1.98x	1.97x	1.68x	1.65x	(7)	1.30x	1.39x
Other Operating Ratios
Salaries and general operating expenses as a percentage of average managed assets (“AMA”)(3)	2.05%	2.11%	2.20%	1.99%	2.10%	1.95%	2.05%	1.97%
Efficiency ratio(4)	40.8%	40.9%	42.6%	41.7%	38.6%	35.8%	41.5%	43.0%
Credit Quality
60+ days contractual delinquency as a percentage of finance receivables	1.76%	1.66%	1.73%	2.16%	3.63%	3.76%	3.46%	2.98%
Non-accrual loans as a percentage of finance receivables	1.14%	1.24%	1.31%	1.81%	3.43%	3.43%	2.67%	2.10%
Net credit losses as a percentage of average finance receivables	0.50%	1.06%	0.91%	1.77%	2.32%	1.67%	1.20%	0.71%
Reserve for credit losses as a percentage of finance receivables	1.53%	1.85%	1.76%	2.06%	2.75%	2.73%	1.55%	1.40%
Leverage
Tangible stockholders’ equity(5) to managed assets(6)	9.50%	10.57%	10.7%	10.4%	10.4%	9.9%	8.6%	7.8%
Other
Total managed assets(6)	$61,288.5	$52,414.1	$53,470.6	$49,735.6	$46,357.1	$47,622.3	$50,877.1	$54,900.9
Employees	6,165	5,700	5,860	5,800	5,835	5,850	6,785	7,355

(1)	“AEA” means average earning assets, which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

(2)	For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one-third of rent expense, which is deemed representative of an interest factor.

(3)	“AMA” means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

(4)	Efficiency ratio is the percentage of salaries and general operating expenses to operating margin, excluding the provision for credit losses.

(5)	Tangible stockholders’ equity excludes goodwill and other intangible assets. Tangible stockholders’ equity also excludes certain unrealized losses relating to derivative financial instruments and other investments, as these losses are not necessarily indicative of amounts that will be realized.

(6)	“Managed assets” means assets previously securitized and still managed by us and include (i) financing and leasing assets, (ii) certain investments and (iii) off-balance sheet finance receivables.

(7)	Earnings were insufficient to cover fixed charges by $6,331.1 million for the year ended September 30, 2002. Earnings for the year ended September 30, 2002 included a non-cash goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The ratio of earnings to fixed charges included fixed charges of $1,497.2 million and a loss before provision for income taxes of $6,331.1 million resulting in a total loss provision for income taxes and fixed charges of $4,833.9 million.

RISK FACTORS

      You should carefully read the entire prospectus, the accompanying letter of transmittal, our consolidated financial statements and the other information contained or incorporated by reference in this prospectus before deciding whether or not to participate in this exchange offer. You should also carefully consider the matters described below before tendering your Existing Senior Notes.

      After the consummation of the exchange offer there will likely be a limited trading market for the Existing Senior Notes, which could affect the market price of the Existing Senior Notes.

      To the extent that Existing Senior Notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market, if any, for the Existing Senior Notes that are not tendered and remain outstanding after the exchange offer is likely to be significantly more limited than at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for the Existing Senior Notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely. A reduced float may also make the trading price of the Existing Senior Notes that are not exchanged in the exchange offer more volatile.

USE OF PROCEEDS

      Neither CIT Group Funding Company of Canada nor CIT Group Inc. will receive any proceeds from the issuance of the New Senior Notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. The forms and terms of the New Senior Notes are identical in all respects to the forms and terms of the Existing Senior Notes and represent the same indebtedness as the corresponding Existing Senior Notes, except the New Senior Notes have been registered under the Securities Act and therefore will not contain certain restrictions on transfer, registration rights or rights to additional interest. Existing Senior Notes surrendered in exchange for the New Senior Notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the New Senior Notes will not result in any change in our outstanding indebtedness.

CAPITALIZATION

      The following table sets forth CIT’s capitalization as of September 30, 2005. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements incorporated by reference in this prospectus.

As of September 30, 2005
($ in millions, except share data) (unaudited)
Commercial paper	$5,185.1
Term debt	35,724.0
Non-recourse, secured borrowings	3,737.7
Preferred capital securities	252.5

Total debt	44,899.3

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 authorized;
Issued and outstanding:
Series A 14,000,000 with a liquidation preference of $25 per share	350.0
Series B 1,500,000 with a liquidation preference of $100 per share	150.0
Common stock, $0.01 par value, 600,000,000 authorized; 212,284,056 issued and 200,268,812 outstanding	2.1
Additional paid in capital net of deferred compensation of $54.4	10,598.7
Accumulated deficit	(3,905.7)
Accumulated other comprehensive income	(50.6)
Treasury stock, 12,015,244 shares, at cost	(532.7)

Total common stockholders' equity	6,111.8

Total stockholders’ equity	6,611.8

Total capitalization	$51,511.1

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

      CIT Group Funding Company of Canada sold the Existing Senior Notes pursuant to a purchase agreement dated May 25, 2005 to the initial purchasers named therein. The initial purchasers resold the unregistered senior notes pursuant to an offering memorandum dated May 25, 2005 in reliance on Rule 144A and Regulation S under the Securities Act. On May 31, 2005, we entered into a registration rights agreement with the initial purchasers. Under the exchange and registration rights agreement, we agreed among other things to:

•	file a registration statement relating to the exchange offer no later than 120 days after the date the Existing Senior Notes are first issued;

•	cause the SEC to declare the registration statement effective under the Securities Act no later than 180 days after the date the Existing Senior Notes are first issued; and

•	complete the exchange offer no later than 210 days after the date the Existing Senior Notes are first issued.

      This exchange offer is intended to satisfy our obligations under the registration rights agreement. The New Senior Notes will not have rights to additional interest upon consummation of this exchange offer. Further, if you are eligible to participate in this exchange offer and you do not tender your Existing Senior Notes as described in this prospectus, you will not have any further registration rights. In that case, your Existing Senior Notes will continue to be subject to restrictions on transfer under the Securities Act.

      The description in this prospectus of the provisions of the registration rights agreement and the indenture is only a summary. Accordingly, you should refer to the registration rights agreement and the indenture for a complete description of our obligations and your rights. A copy of the registration rights agreement and the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

Shelf Registration

      In the registration rights agreement, we agreed to file a shelf registration statement in respect of the Existing Senior Notes only if:

•	there is a change in law or applicable interpretations of the law by the staff of the SEC and, as a result, we are not permitted to effect this exchange offer as contemplated by the registration rights agreement;

•	this exchange offer is not consummated within 210 days after the date the Existing Senior Notes are first issued;

•	any initial purchaser so requests with respect to Existing Senior Notes that are not eligible to be exchanged for New Senior Notes in this exchange offer and held by it following the consummation of this exchange offer;

•	any applicable law or interpretations do not permit any holder of Existing Senior Notes (other than an initial purchaser) to participate in this exchange offer; or

•	an initial purchaser of Existing Senior Notes that participates in this exchange offer does not receive freely transferable New Senior Notes in exchange for Existing Senior Notes constituting any portion of such initial purchaser’s unsold allotment of Existing Senior Notes.

      If we are required to file such a shelf registration, we will distribute to each holder of the Existing Senior Notes a notice and questionnaire. A holder of the Existing Senior Notes is required to sign and deliver a completed notice and questionnaire in order to be named as a selling securityholder in the prospectus that forms a part of such shelf registration statement. Upon effectiveness of such shelf registration statement, we will provide to each holder of the Existing Senior Notes named in such shelf registration statement copies of the related prospectus, notify each such holder of the Existing Senior Notes when the shelf registration statement for the Existing Senior Notes has become effective and take certain other actions as are required to permit resales of the Existing Senior Notes under the shelf registration statement. A holder that sells its Existing Senior Notes pursuant to the shelf registration statement:

•	generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification obligations).

      Other than as described above, if you are eligible to participate in this exchange offer and you do not tender your Existing Senior Notes as described in this prospectus, you will not have any further registration rights. In that case, your Existing Senior Notes will continue to be subject to restrictions on transfer under the Securities Act.

Additional Interest

      Additional interest (“additional interest”) will accrue on the principal amount of the Existing 4.65% Senior Notes and the Existing 5.20% Senior Notes or the related New Senior Notes, as applicable (in addition to the stated interest on such Existing Senior Notes or the related New Senior Notes), if any of the following events shall occur (each such event, a “registration default”), in each case in accordance with and during the periods specified in the registration rights agreement:

•	an exchange offer registration statement or, if applicable, a shelf registration statement is not filed with the SEC on or prior to the 120th day following the date of original issuance of the Existing Senior Notes;

•	the exchange offer registration statement or, if applicable, the shelf registration statement filed with the SEC is not declared effective by the SEC on or prior to the 180th day following the date of original issuance of the Existing Senior Notes;

•	the exchange offer in respect of the Existing Senior Notes is not consummated on or prior to the 210th day following the date of original issuance of the Existing Senior Notes; or

•	the exchange offer registration statement or, if applicable, the shelf registration statement has been declared effective, but such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with exchange or resales of the Notes during the periods in which it is required to be effective, as set forth in the registration rights agreement.

      Additional interest will accrue from and including the date on which any such registration default shall occur and to, but excluding, the date on which all registration defaults have been cured, upon which the annual interest rate borne by the Notes will revert to the rate for such Notes shown on the cover page of this prospectus. Additional interest will accrue at a rate of 0.25% per annum during the 60-day period immediately following the occurrence of such registration default and will increase by 0.25% per annum at the end of each subsequent 60-day period, but in no event shall such rate exceed 0.50% per annum.

      If we must pay additional interest, we will pay it in cash on the same dates that we make other interest payments on the Notes to the holders of record on the record date immediately preceding the interest payment date, until we correct the applicable registration default. If we are required to pay additional interest pursuant to the terms of the Notes, the first such payment of additional interest in respect of any registration default will be due and payable on the first interest payment date following the date on which such additional interest begins to accrue.

      This exchange offer is intended to satisfy our obligations under the registration rights agreement. The New Senior Notes will not have rights to additional interest upon consummation of this exchange offer.

Terms of the Exchange Offer

      We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $1,000 principal amount of New 4.65% Senior Notes for each $1,000 principal amount of Existing 4.65% Senior Notes accepted for exchange, and $1,000 principal amount of New 5.20% Senior Notes for each $1,000 principal amount of Existing 5.20% Senior Notes accepted for exchange. The exchange offer is subject to the conditions described in this prospectus and in the accompanying letter of transmittal. As of the date of this prospectus $1,000,000,000 aggregate principal amount of New 4.65% Senior Notes and $700,000,000 aggregate principal amount of New 5.20% Senior Notes is outstanding.

      You may tender all, some or none of your Existing Senior Notes, subject to the terms and conditions of this exchange offer. Holders of Existing Senior Notes must tender their Existing Senior Notes in minimum denominations of $1,000 principal amount and multiples of $1,000, subject to the requirement that Existing Senior Notes and New Senior Notes may only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

      There will be no fixed record date for determining the eligible holders of Existing Senior Notes that are entitled to participate in this exchange offer. CIT Group Funding Company of Canada will be deemed to have accepted for exchange validly tendered Existing Senior Notes when and if it has given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as lawful agent and attorney-in-fact for the tendering holders of Existing Senior Notes for the purpose of receiving New Senior Notes from us and delivering them to such holders. The exchange agent is also acting our agent for purposes of this exchange offer.

      The terms of the New Senior Notes to be issued are substantially similar to the Existing Senior Notes except that the New Senior Notes have been registered under the Securities Act and, therefore, will contain no restrictive legends, will not have registration rights or rights to additional interest.

      The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Existing Senior Notes in any jurisdiction in which the exchange offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction.

      Our Board of Directors and officers do not make any recommendation to the holders of the Existing Senior Notes as to whether or not to exchange all or any portion of their Existing Senior Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Existing Senior Notes for exchange and, if so, the amount of Existing Senior Notes to tender.

Expiration Date

      The expiration date for the exchange offer is 5:00 p.m., New York City time, on January 13, 2006, unless we extend the exchange offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on, January 13, 2006 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

      We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of the Existing Senior Notes tendered for exchange, for example, in order to allow for the rectification of any irregularity or defect in the tender of the Existing Senior Notes, provided that in any event we will promptly issue New Senior Notes or return tendered Existing Senior Notes after expiration or withdrawal of the exchange offer;

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of the Existing Senior Notes in the manner described below; during any extension, all the Existing Senior Notes previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement or, if applicable, a post-effective amendment, becomes effective under the Securities Act, as amended; and

•	terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

      If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to twenty business days.

      We will promptly give oral or written notice of any extension, amendment, non-acceptance or termination of the offer to the holders of the Existing Senior Notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Existing Senior Notes

      Your tender to us of Existing Senior Notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

   Tender of Existing Senior Notes Held Through DTC.

       Only a holder of Existing Senior Notes may tender such Existing Senior Notes in the exchange offer. The term “holder” means any person in whose name an Existing Senior Note is registered on the books of CIT Group Funding Company of Canada, or any person whose Existing Senior Note is held of record by The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream, société anonyme (“Clearstream”). Except in limited circumstances, only a Euroclear participant, Clearstream participant or a DTC participant listed on a DTC notes position listing with respect to the Existing Senior Notes may tender its Existing Senior Notes in the exchange offer.

      The exchange agent will establish an account with respect to the Existing Senior Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC must make book-entry delivery of Existing Senior Notes by having DTC transfer such Existing Senior Notes into the exchange agent’s relevant account at DTC in accordance with DTC’s procedures for transfer.

      To tender Existing Senior Notes in the exchange offer:

•	Holders of Existing Senior Notes that are DTC participants, on behalf of the beneficial owners of Existing Senior Notes, must effect a book-entry transfer of such Existing Senior Notes pursuant to DTC’s ATOP system into the exchange agent’s account at DTC. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance.

•	Euroclear participants and Clearstream participants, on behalf of the beneficial owners of Existing Senior Notes, are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream, as the case may be, which include transmission of a computer-generated message to Euroclear or Clearstream, as the case may be, in lieu of a letter of transmittal. Euroclear or Clearstream, as the case may be, will then transfer the appropriate notice to DTC in accordance with established procedures between DTC and Euroclear or Clearstream.

      In addition, prior to the expiration date, either:

•	the exchange agent must receive, prior to 5:00 p.m., New York City time, on the expiration date, a timely confirmation of book-entry transfer of such Existing Senior Notes pursuant to DTC’s ATOP system into the exchange agent’s account at DTC (including confirmations transmitted by Euroclear or Clearstream to DTC according to standard operating procedures for electronic tenders) according to the procedure for book-entry transfer described below, including a properly transmitted agent’s message, and any other documents required by the accompanying letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

      An “agent’s message” is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation which states that DTC has received an express acknowledgement from the participant in DTC tendering Existing Senior Notes that such participant agrees to be bound by the terms contained in this prospectus and set forth in the accompanying letter of transmittal.

      Delivery of an electronic confirmation of a book-entry transfer of the tendered Existing Senior Notes (which we refer to in this prospectus as a “book-entry confirmation”), including the agent’s message that forms a part, of such book-entry confirmation, will satisfy the terms of the exchange offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent’s message and, by so tendering, such participant will agree to be bound by the letter of transmittal as if it had signed the letter of transmittal. A holder may deliver a properly completed and duly executed letter of transmittal in lieu of an agent’s message. However, delivery of a physical letter of transmittal is not required for the tender of Existing Senior Notes through ATOP if an agent’s message is delivered in lieu thereof. You or your broker must ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your Existing Senior Notes.

      Although your Existing Senior Notes will be tendered through the DTC facility, if you choose to deliver a completed and signed letter of transmittal or facsimile thereof in lieu of an agent’s message, such letter of transmittal and any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Do not send letters of transmittal or other exchange offer documents to us.

      The method of delivery of Existing Senior Notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. You should not send the letter of transmittal or Existing Senior Notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

      The tender by a holder that is not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Existing Senior Notes through a financial institution.

      It is your responsibility to ensure that all necessary materials are received by JPMorgan Chase Bank, N.A., the exchange agent, before the expiration date. If the exchange agent does not receive all of the required materials before the expiration date, your Existing Senior Notes will not be validly tendered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

      Any Existing Senior Notes not accepted for exchange for any reason will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer, via book-entry transfer through DTC.

      We will have accepted the validity of tendered Existing Senior Notes if and when we give oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as the tendering holders’ agent for purposes of receiving the New Senior Notes from us. If we do not accept any tendered Existing Senior Notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those Existing Senior Notes to you without expense, promptly after the expiration date, via book-entry transfer through DTC.

   How to Tender Your Existing Senior Notes if You are a Beneficial Owner.

      If you are a beneficial holder of the Existing Senior Notes that are held of record by a custodian bank, depositary institution, broker, dealer, trust company or other nominee, you must instruct the custodian, or such other record holder, to tender the Existing Senior Notes on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Existing Senior Notes, either:

•	make appropriate arrangements to register ownership of the Existing Senior Notes in your name; or

•	obtain a properly completed bond power from the registered holder of the Existing Senior Notes.

      The transfer of registered ownership, if permitted under the indenture for the Notes, may take considerable time and may not be completed prior to the expiration date.

   Signatures and Signature Guarantees.

      You must have signatures on a letter of transmittal (if you choose to deliver a completed and signed letter of transmittal or facsimile thereof in lieu of an agent’s message) or a notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, except as otherwise provided in the accompanying letter of transmittal. In addition, the entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

   When You Need Endorsements or Bond Powers.

      If you choose to deliver a completed and signed letter of transmittal in lieu of an agent’s message, and if the letter of transmittal is signed by a person other than the registered holder of any Existing Senior Notes, the Existing Senior Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Existing Senior Notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any Existing Senior Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility and acceptance of Existing Senior Notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular Existing Senior Notes not properly tendered or to not accept any particular Existing Senior Notes, which acceptance might, in our reasonable judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities in the tender of Existing Senior Notes. Unless waived, any defects or irregularities in connection with tenders of Existing Senior Notes for exchange must be cured within such reasonable period of time as we shall determine.

      Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Senior Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

Acceptance of Existing Senior Notes for Exchange; Delivery of New Senior Notes

      Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Existing Senior Notes properly tendered, and will issue the New Senior Notes promptly after acceptance of the Existing Senior Notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted properly tendered

Existing Senior Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly after giving such notice.

      The New Senior Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

      In all cases, issuance of New Senior Notes for Existing Senior Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of the transfer such Existing Senior Notes into the exchange agent’s account at the DTC book-entry transfer facility, together with a properly completed and duly executed letter of transmittal or a facsimile thereof (or an agent’s message in lieu thereof); and

•	any other documents required by the accompanying letter of transmittal.

Return of Existing Senior Notes Accepted for Exchange

      If we do not accept any tendered Existing Senior Notes for any reason set forth in the terms and conditions of the exchange offer, or if Existing Senior Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Existing Senior Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Existing Senior Notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

      If you desire to tender your Existing Senior Notes and you cannot complete the procedures that are required in order to tender your Existing Senior Notes on a timely basis as set forth in this prospectus and in the letter of transmittal, you may still tender your Existing Senior Notes if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:
(1)	sets forth the name and address of the holder of the Existing Senior Notes tendered;
(2)	states that the tender is being made thereby and states the principal amount of Existing Senior Notes tendered;
(3)	guarantees that within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation, a properly completed and duly executed letter of transmittal or a facsimile of such letter of transmittal (or an agent’s message in lieu thereof) and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
•	book-entry confirmation, a properly completed and duly executed letter of transmittal or a facsimile of such letter of transmittal (or an agent’s message in lieu thereof) and any other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

      A “New York Stock Exchange trading day” is any date on which The New York Stock Exchange is open for business.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your Existing Senior Notes according to the guaranteed delivery procedures described above.

Withdrawal Rights

      You may withdraw your tender of Existing Senior Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, set forth on the back cover of this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person who tendered the Existing Senior Notes to be withdrawn;

•	contain a statement that you are withdrawing your election to have your Existing Senior Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Existing Senior Notes were tendered, including any required signature guarantees; and

•	if you have tendered your Existing Senior Notes in accordance with the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Existing Senior Notes and otherwise comply with the procedures of such facility.

      We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Existing Senior Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any Existing Senior Notes that have been tendered for exchange, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the Existing Senior Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Existing Senior Notes may be retendered by following the procedures described under the heading “—Procedures for Tendering Existing Senior Notes” above, at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions for Completion of the Exchange Offer

      Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Existing Senior Notes tendered, and we may terminate or amend the offer, if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the offer or with the acceptance for exchange of the Existing Senior Notes or exchange and issuance of the New Senior Notes:

•	No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, and no interpretations of the staff of the SEC shall have been issued or promulgated, which either:
(1)	challenges the making of the exchange offer or the exchange of Existing Senior Notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Existing Senior Notes under the exchange offer, or
(2)	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of CIT and its subsidiaries, taken as a whole, or would be material to holders of Existing Senior Notes in deciding whether to accept the exchange offer.
•	Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

•	The Trustee with respect to the Existing Senior Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer or the exchange of Existing Senior Notes under the exchange offer, nor shall the Trustee or any holder of Existing Senior Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Existing Senior Notes under the exchange offer.

      All of the foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding. In addition, the registration statement and any post-effective amendment to the registration statement covering the New Senior Notes must be effective under the Securities Act. This condition is not waivable by us.

      If any of the foregoing conditions is not satisfied, we may, at any time before the expiration of the exchange offer:

•	terminate the exchange offer and return all tendered Existing Senior Notes to the holders thereof;

•	modify, extend or otherwise amend the exchange offer and retain all tendered Existing Senior Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights described in “Withdrawal Rights,” above; or

•	waive the unsatisfied conditions (if waivable by us) and accept all Existing Senior Notes tendered and not previously withdrawn.

      Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Legal Limitation

      The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, or may be waived by us in whole or in part at any time and from time to time in our sole discretion (to the extent such condition is waivable by us). Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time, and from time to time.

      In addition, we will not accept for exchange any Existing Senior Notes tendered, and no New Senior Notes will be issued in exchange for any such Existing Senior Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Resale of the New Senior Notes

      Based on no action letters of the staff of the SEC issued to third parties, we believe that New Senior Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	any New Senior Notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Existing Senior Notes or the New Senior Notes;

•	you are not an “affiliate” (as defined in Rule 405) of CIT Group Funding Company or CIT Group Inc. or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Senior Notes;

•	if you are a broker-dealer, you will receive New Senior Notes for your own account in exchange for Existing Senior Notes that were acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such New Senior Notes; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

      The SEC, however, has not considered the exchange offer for the New Senior Notes in the context of a no action letter, and the SEC may not make a similar determination as in the no action letters issued to these third parties.

      If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal. If you tender Existing Senior notes in the exchange offer with the intention of participating in any manner in a distribution of the New Senior Notes or otherwise do not satisfy the foregoing criteria, you:

•	cannot rely on the interpretations by the staff of the SEC discussed above;

•	will not be able to exchange your Existing Senior Notes for the New Senior Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Existing Senior notes, unless the resale is made pursuant to an exemption from, or is otherwise not subject to, those requirements.

      Unless an exemption from registration is otherwise available, any security holder intending to distribute New Senior Notes should be covered by an effective registration statement under the Securities Act. This registration statement should contain the selling security holder’s information required by Item 507 or 508 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of New Senior Notes only as specifically described in this prospectus.

      If you are a broker-dealer, you may participate in this exchange offer only if you acquired the Existing Senior Notes as a result of market-making activities or other trading activities. Each broker-dealer that receives New Senior Notes for its own account in exchange for Existing Senior Notes, where such Existing Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the New Senior Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealer in connection with resales of New Senior Notes received in exchange for Existing Senior Notes. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus and any amendment and supplement to this prospectus available to any such broker-dealer for use in connection with any resale. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the New Senior Notes.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees and printing costs;

•	reasonable fees and disbursements of counsel for the initial purchasers of the Existing Senior Notes incurred in connection with the registration statement of which this prospectus is a part and, in the event of any shelf registration statement, reasonable fees and disbursements of one firm or counsel designated by the holders of a majority of the aggregate principal amount of the Existing Senior Notes to act as counsel for the holders in connection with the shelf registration statement; and

•	related fees and expenses.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of the Existing Senior Notes unless you instruct us to register the New Senior Notes in the name of, or request that the Existing Senior Notes not tendered or accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Failure to Exchange

      If you do not exchange the New Senior Notes for your Existing Senior Notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the Existing Senior Notes. In general, you may not offer or sell the Existing Senior Notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Existing Senior Notes under the Securities Act.

Accounting Treatment

      We will record the New Senior Notes in our accounting records at the same carrying value as the Existing Senior Notes. This carrying value is the aggregate principal amount of the Existing Senior Notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other Considerations

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

      We may in the future seek to acquire untendered Existing Senior Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Existing Senior Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Existing Senior Notes.

Exchange Agent

      JPMorgan Chase Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and notices of guaranteed delivery, if any, should be directed to the exchange agent at one of its addresses as set forth below. Questions about the tender of Existing Senior Notes, requests for assistance with respect to procedures for accepting (or withdrawing from) the exchange offer, and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Hand:	By Registered or Certified Mail:

JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Beth Mullin	JPMorgan Chase Bank, N.A. Institutional Trust Services P.O. Box 2320 Dallas, Texas 75221-2320 Attention: Beth Mullin

By Overnight Courier:	By Facsimile:

JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Beth Mullin	JPMorgan Chase Bank, N.A. Institutional Trust Services Attention: Beth Mullin Telephone: 214-468-6494 Confirm by Telephone: 1-800-275-2048

For information, call: 1-800-275-2048

      If you deliver the letter of transmittal to an address other than as set forth above or transmit instructions via facsimile other than as set forth above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal. If you need additional copies of this prospectus or the letter of transmittal, please contact the exchange agent at the address or telephone number set forth above.

DESCRIPTION OF THE NOTES

      The New Senior Notes, together with the related guarantees by CIT Group Inc., will be issued under an indenture, by and among CIT Group Funding Company of Canada, as issuer, CIT Group Inc., as guarantor, and JPMorgan Chase Bank, N.A., as trustee. This is the same indenture pursuant to which we issued the Existing Senior Notes. Each of the 4.65% Senior Notes and the 5.20% Senior Notes will constitute a separate series under the indenture. We may in the future issue additional 4.65% Senior Notes or 5.20% Senior Notes under the indenture, having the same terms, as applicable, as the Notes, except for the date of original issue and as indicated below. Such additional notes will be treated as a single series with the 4.65% Senior Notes or the 5.20% Senior Notes, as the case may be.

      The following is a summary of the material provisions of the Notes, the guarantees and the indenture and such summary is qualified in its entirety by the provisions of the indenture, the Notes and the guarantees, including definitions of terms used therein. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture, the Notes and the guarantees are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

      As used in this “Description of the Notes” section, the terms “we,” “us,” “our” and “CIT Group Funding Company” mean CIT Group Funding Company of Canada and do not include CIT Group Inc. or its other subsidiaries, and “CIT” means CIT Group Inc. As used in this “Description of the Notes” section, the term “New Senior Notes” means, collectively, the New 4.65% Senior Notes and the New 5.20% Senior Notes; the term “guarantees” means the applicable guarantees related to the New Senior Notes or the Existing Senior Notes, as the case may be; the term “Existing Senior Notes” means, collectively, the Existing 4.65% Senior Notes and the Existing 5.20% Senior Notes; the term “4.65% Senior Notes” means, collectively, the Existing 4.65% Senior Notes and the New 4.65% Senior Notes; the term “5.20% Senior Notes” means, collectively, the Existing 5.20% Notes and the New 5.20% Senior Notes; and the term “Notes” means, collectively, the Existing Senior Notes and the New Senior Notes.

General

      We will issue up to $1,000,000,000 aggregate principal amount of New 4.65% Senior Notes in exchange for any and all Existing 4.65% Senior Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The New 4.65% Senior Notes will mature on July 1, 2010 and will bear interest at the rate of 4.65% per year. We will issue up to $700,000,000 aggregate principal amount of New 5.20% Senior Notes in exchange for any and all Existing 5.20% Senior Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The New 5.20% Senior Notes will mature on June 1, 2015 and will bear interest at the rate of 5.20% per year. As of the date of this prospectus $1,000,000,000 aggregate principal amount of New 4.65% Senior Notes and $700,000,000 aggregate principal amount of New 5.20% Senior Notes are outstanding.

      Interest on each series of the Notes will be payable semi-annually in arrears on April 15 and October 15 of each year beginning October 15, 2005. Interest is computed on the basis of a 360-day year of twelve 30-day months. Principal and interest will be payable in U.S. dollars.

      Interest on the Notes will accrue from May 31, 2005 or from the most recent date to which interest has been paid or provided for. Interest on the Notes will be paid to holders of record on the March 31 or September 30 immediately before the applicable interest payment date. If an interest payment date or the maturity date with respect to a series of the Notes falls on a day that is not a business day, the payment with respect to such series of Notes will be made on the next business day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment. Interest payments on the Notes will include the applicable amount of interest accrued from and including the last interest payment date to which interest has been paid (or from and including the issue date if no interest has been paid with respect to such notes) to, but excluding, the applicable interest payment date, or maturity date, as the case may be.

      There will be no sinking fund payments for the Notes.

      We may from time to time, issue additional 4.65% Senior Notes or 5.20% Senior Notes, without notice to or the consent of the holders of those Notes, with the same terms and conditions (other than the date of issuance and the payment of interest accruing prior to the issue date of such additional Notes, or except for the first payment of interest following the issue date of such additional Notes). Such further Notes shall be consolidated and form a single series with the 4.65% Senior Notes or the 5.20% Senior Notes, as the case may be, that are offered hereby and shall have the same terms as to status, redemption or otherwise as the Notes of that series. The indenture will, however, provide that no Note may be issued pursuant thereto that has a maturity date that is earlier than 5 years and one day from the date of its issuance.

      A “business day” is a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

Guarantees

      CIT will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the Notes and any of our other obligations under the indenture with respect to the Notes when and as the same shall become due and payable, whether at maturity or otherwise. CIT’s guarantees are unsecured senior obligations of CIT and will rank equally with all other unsecured senior obligations of CIT. The guarantees provide that in the event of a default in payment of principal of, or interest on, Notes of a particular series, the holder of such series of Notes may institute legal proceedings directly against CIT to enforce the applicable guarantee without first proceeding against us.

Ranking

      The Notes will be our direct unsecured senior obligations. The Notes will rank equally with all of our other senior unsecured indebtedness. Any of our secured indebtedness will rank ahead of the Notes to the extent of the assets securing such indebtedness. As of September 30, 2005, we had $2,079,300,000 of outstanding senior indebtedness, none of which was secured indebtedness. Also, as of September 30, 2005, CIT had $40,909,100,000 of outstanding senior indebtedness, none of which was secured indebtedness.

      CIT Group Funding Company is an indirect, wholly owned subsidiary of CIT. CIT Group Funding Company was formed for the purpose of acting as CIT’s finance subsidiary in Canada and for issuing debt to fund certain of CIT’s operations, including those in Canada and parts of Europe. All indebtedness of CIT Group Funding Company is guaranteed by CIT, its ultimate parent company.

      CIT conducts operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, CIT’s cash flow and its ability to meet its obligation under the guarantees will be largely dependent on the earnings of its subsidiaries and the distribution or other payment of these earnings to CIT in the form of dividends, returns of capital, loans or advances and repayment of loans and advances from CIT. CIT’s subsidiaries are separate and distinct legal entities and, other than CIT Group Funding Company, none of CIT’s subsidiaries have any obligation to pay the amounts that will be due on the Notes or the guarantees or to make any funds available for payment of amounts that will be due on the Notes or the guarantees. Because CIT is a holding company, its obligations under the guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, CIT’s rights, and the rights of CIT’s creditors, including the rights of the holders of the Notes to participate in any distribution of assets of any of CIT’s subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that CIT may be a creditor with recognized claims against its subsidiaries, its claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to it.

Payment and Paying Agent

      The trustee will serve as securities registrar, paying agent, transfer agent and authenticating agent for the Notes. The trustee has been initially designated as paying agent by us with respect to payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, or interest on, the Notes is payable.

      With respect to each series of the Notes, either we or the paying agent will pay interest on each interest payment date to the person in whose name the Note is registered on the registry books of the registrar at the close of business on the applicable record date immediately preceding each interest payment date. However, either we or the paying agent will pay interest at maturity (whether or not the maturity date is an interest payment date) to the person to whom principal shall be payable.

      Either we or the paying agent will pay interest on each Note (other than global notes and other than interest payable to the holder thereof, on the maturity date) by check mailed to the person in whose name the Note is registered at the close of business on the applicable record date. Upon compliance with the conditions set forth herein, either we or the paying agent will make all payments due on the maturity date in immediately available funds upon surrender of the Note at the corporate trust office of the paying agent in the Borough of Manhattan, the City of New York.

      With respect to each series of Notes, if the paying agent makes a payment on an interest payment date (other than interest payable to the holder thereof on the maturity date of the relevant series of Notes), and if the paying agent receives a written request to make payment by wire transfer from a holder of $1,000,000 or more in aggregate principal amount of Notes of such series, not later than the close of business on the record date pertaining to that interest payment date, the paying agent will, subject to applicable laws and regulations, until it receives notice to the contrary, make all payments to this holder by wire transfer to the account designated in such written request.

      With respect to each series of Notes, if the paying agent makes a payment (including payment of interest) on the maturity date of the relevant series of Notes, and if the paying agent receives a written request to make payment by wire transfer from a holder of $1,000,000 or more in aggregate principal amount of Notes of such series not later than the close of business on the fifteenth day prior to the maturity date, the paying agent will make all payments (including principal of, and interest on, such Notes) to the holder by wire transfer to the account designated in the holder’s written request. However, the paying agent may only make these wire transfer payments subject to applicable laws and regulations, and only after surrender of such Note or Notes in the Borough of Manhattan, the City of New York, not later than one business day prior to the applicable maturity date.

      The paying agent will make all payments on Notes represented by a permanent global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing such Notes.

Prepayment at Option of Holder

      A holder of a Note will not have the option to require prepayment of a Note prior to maturity.

No Optional Redemption

      The Notes are not redeemable prior to maturity, except as described herein under “Description of the Notes—Redemption for Taxation Reasons.”

Global Notes; Book-Entry System

   Global Notes

      The New Senior Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Senior Notes will be issued at the closing of this exchange offer only pursuant to valid tenders of Existing Senior Notes.

      Each series of the New Senior Notes will initially be represented by one or more permanent global notes, in fully registered form without interest coupons. The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede &

Co., or another nominee designated by DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for New Senior Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of the New Senior Notes in certificated form.

      All interests in the global notes will be subject to the rules and procedures of DTC and its participants or indirect participants (including, if applicable, Euroclear and Clearstream, Luxembourg).

Certain Book-Entry Procedures for the Global Notes

      Investors may elect to hold interests in the global notes through either DTC (in the United States) or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold the interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in those capacities, the “U.S. Depositaries”). Except under the limited circumstances described below, permanent global notes will not be exchangeable for notes in definitive form and will not otherwise be issuable in definitive form.

      Ownership of beneficial interests in a permanent global note will be limited to institutions that have accounts with DTC or its nominee (each a “participant”) or persons who may hold interests through participants. We have been advised by DTC that upon the issuance of a permanent global note and the deposit of that permanent global note with DTC, DTC will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global note to the accounts of participants. In addition, ownership of beneficial interests by participants in that permanent global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for that permanent global note. Ownership of beneficial interests in that permanent global note by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from DTC of this transaction, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global note.

      Investors in the New Senior Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the New Senior Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the New Senior Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are The Chase Manhattan Bank, as depositary for Euroclear, and Citibank, N.A., as depositary for Clearstream.

      The paying agent will make all payments on the New Senior Notes represented by a permanent global note registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the New Senior Notes. DTC has advised us that upon receipt of any payment of principal of, or interest on, a permanent global note, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global note as shown in the records of DTC or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

      None of CIT Group Funding Company, CIT, the Trustee or any of their agents or representatives will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global note or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

      A permanent global note is exchangeable for definitive notes evidencing the same indebtedness registered in the name of, and a transfer of a permanent global note may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us or CIT that it is unwilling, unable or ineligible to continue as depositary for that permanent global note, and we or CIT do not appoint a successor depositary within 90 days;

•	we and CIT, in our sole discretion, and subject to the procedures of DTC, determine not to require all of the New Senior Notes to be represented by a global note and we notify the trustee of our decision that the permanent global note will be exchangeable for definitive notes in registered form; or

•	an event of default under the indenture shall have occurred and be continuing, and we, CIT, the trustee, or the registrar and paying agent notify DTC that the global note will be exchangeable for definitive notes in registered form.

      Any permanent global note which is exchangeable will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global note, in denominations of $2,000 and integral multiples of $1,000. Those definitive notes will be registered in the name or names of such person or persons as DTC shall instruct the trustee. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the permanent global note.

      In the event such definitive notes are issued, you may transfer the definitive notes by presenting them for registration to the registrar at its New York office. If you transfer less than all of your definitive notes, you will receive a definitive note or notes representing the retained amount from the registrar at its New York office, within 30 days of presentation for transfer. Notes presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar at its New York office. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes, but otherwise transfers will be without charge. If we issue definitive notes:

•	principal of, and interest on, the definitive notes will be payable in the manner described above;

•	the transfer of the definitive notes will be registrable; and

•	the definitive notes will be exchangeable for notes bearing identical terms and provisions.

      If we issue definitive notes, we will do so at the office of the paying agent, including any successor paying agent and registrar for the notes, currently located at: JPMorgan Chase Bank, N.A.: 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Worldwide Securities Services.

      Except as provided above, owners of beneficial interests in a permanent global note will not be entitled to receive physical delivery of the New Senior Notes in definitive form and will not be considered the holders of these New Senior Notes for any purpose under the indenture, and no permanent global note will be exchangeable, except for another permanent global note of like denomination and tenor to be registered in the name of DTC or its nominee. So, each person owning a beneficial interest in a permanent global note must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

   The Depository Trust Company

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC and DTC’s system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

   Euroclear

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (Euroclear operator), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which is referred to as the cooperative. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

   Clearstream

      Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

      Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Global Clearance and Settlement Procedures

      Secondary market trading between participants in DTC will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective U.S. depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

      Because of time-zone differences, credits of the New Senior Notes received in Euroclear or Clearstream as a result of a transaction with a participant in DTC will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Credits or any transactions in the New Senior Notes settled during this processing will be reported to the relevant Euroclear or Clearstream participants on that following business day. Cash received in Euroclear or Clearstream as a result of sales of the New Senior Notes by or through a Euroclear participant or a Clearstream participant to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the New Senior Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

Negative Pledge

      The indenture does not limit the amount of other securities that we, CIT or any of its subsidiaries may issue. However, a provision in the indenture, which we refer to in this prospectus as the “Negative Pledge,” provides that CIT will not pledge or otherwise subject any of its properties or assets to any lien to secure indebtedness for money borrowed that is incurred, issued, assumed or guaranteed by CIT, subject to certain exceptions.

      The terms of the Negative Pledge do nevertheless permit CIT to create:

•	liens in favor of any of CIT’s subsidiaries;

•	purchase money liens;

•	liens existing at the time of any acquisition that CIT may make;

•	liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

•	liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers’ acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

•	liens upon any real property acquired or constructed by CIT primarily for use in the conduct of its business;

•	arrangements providing for CIT’s leasing of assets, which CIT has sold or transferred with the intention that CIT will lease back these assets, if the lease obligations would not be included as liabilities on CIT’s consolidated balance sheet;

•	liens to secure non-recourse debt in connection with CIT’s leveraged or single-investor or other lease transactions;

•	consensual liens created in CIT’s ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on CIT’s consolidated balance sheet;

•	liens created by CIT in connection with any transaction that CIT intends to be a sale of its property or assets;

•	liens on property or assets financed through tax-exempt municipal obligations;

•	liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

•	liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of CIT’s consolidated net worth.

Consolidation, Merger or Sale

      Subject to the provisions of the Negative Pledge described above, neither we nor CIT will be prevented from consolidating or merging with any other person or selling our or CIT’s assets as, or substantially as, an entirety. However, we and CIT have agreed not to consolidate with or merge into any other person or convey or transfer or lease substantially all of our or CIT’s properties and assets to any person, unless, among other things:

•	the successor entity (if other than us or CIT, as applicable) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and interest on, all the notes then outstanding and the performance and observance of every covenant in the indenture that we or CIT would otherwise have to perform as if it were an original party to the indenture; and

•	the person to which our or CIT’s properties and assets are sold expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and interest on, all the notes then outstanding and the performance and observance of every covenant in the indenture that we or CIT would otherwise have to perform as if it were an original party to the indenture.

      After assuming the obligations, the successor entity will have all our or CIT’s rights and powers under such indenture, as applicable.

Events of Default

      With respect to each series of the New Senior Notes offered hereby, an “event of default” means any one of the following events that occurs with respect to the Notes of such series:

•	we fail to pay interest on the notes for 30 days after payment was due;

•	we fail to pay the principal of any Note when due;

•	we or CIT fail to perform any other covenant in the indenture in respect of the Notes or the guarantee and this failure continues for 30 days after we or CIT receives written notice of it from the trustee or holders of Notes;

•	any guarantee ceases to be, or CIT asserts that any guarantee no longer is, in full force and effect and enforceable in accordance with its terms;

•	any event of default shall have occurred in respect of our or CIT’s indebtedness (including guaranteed indebtedness but excluding any subordinated indebtedness), and, as a result, an aggregate principal amount exceeding $25.0 million of such indebtedness is accelerated prior to its scheduled maturity and such acceleration is not rescinded or annulled within 30 days after we or CIT receive written notice; or

•	we, CIT or a court take certain actions relating to the bankruptcy, insolvency or reorganization of us or CIT.

      If an event of default with respect to a series of Notes occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount outstanding of such series of Notes may declare, in a written notice, the principal amount on all outstanding Notes of such series to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of us or CIT, all unpaid principal amount of and all accrued and unpaid interest on the outstanding Notes of such series shall automatically become immediately due and payable.

      The trustee may withhold notice to the holders of a series of Notes of any default (except for defaults that involve the failure to pay principal of, or interest on, any of the outstanding Notes) if the trustee considers that withholding notice is in the interests of the holders of the Notes of such series.

      At any time after a declaration of acceleration with respect to the Notes of a series has been made, the holders of a majority in principal amount of the outstanding Notes of such series, by written notice to us, CIT and the trustee, may rescind and annul such declaration and its consequences if:

•	we have paid or deposited, or caused to be paid or deposited, with the trustee a sum sufficient to pay overdue principal of and interest on, such series of notes other than the accelerated interest and principal; and

•	we have cured or the holders of the Notes of such series have waived all events of default, other than the non-payment of accelerated principal, and interest with respect to such series of Notes, as provided in the indenture.

      If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series, by notice to the trustee, may waive any past event of default or its consequences under the indenture with respect to such series of Notes. However, an event of default cannot be waived with respect to any such series of Notes in the following two circumstances:

•	a failure to pay the principal of, or interest on, any such series of Notes; or

•	a default in a covenant or provision that cannot be modified or amended without the consent of each holder of the outstanding Notes of such series.

      Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of any series of Notes, unless the holders of such series of Notes offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of the outstanding Notes of a series may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of Notes.

      We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Modification of Indenture

      The indenture provisions permit us, CIT and the trustee to amend, modify or supplement the indenture and any supplemental indenture. Changes with respect to any given series of Notes generally require the consent of the holders of at least 66 2⁄3% of the outstanding aggregate principal amount of such series of Notes.

      However, no modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the Notes, and no modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain past defaults or specified covenants is effective against any holder of any series of Notes without its consent.

Discharge; Defeasance and Covenant Defeasance

      We may discharge certain obligations to the holders of either or both series of Notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year if we deposit, or cause to be deposited, with the trustee, in trust, U.S. dollars in an amount sufficient to pay the entire indebtedness on the applicable series of Notes with respect to principal and interest to the date of such deposit (if such Notes have then become due and payable) or to the maturity date of such Notes, as the case may be.

      We also may, at our option, elect to:

•	discharge any and all of our and CIT’s obligations with respect to either or both series of Notes, except for, among other things, our obligation to register the transfer or exchange of the Notes and to maintain an office or agency with respect to the notes (which we refer to in this prospectus as “defeasance”); or

•	release ourselves and CIT from our and CIT’s obligations to comply with certain restrictive covenants under the indenture, and to provide that any failure to comply with such obligations shall not constitute a default or an event of default with respect to either or both series of Notes (which we refer to in this prospectus as “covenant defeasance”).

      With respect to each series of Notes, defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or government obligations, or both, applicable to the series of Notes to be defeased which, through the scheduled payment of principal, and interest, in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and interest on, such series of Notes on the scheduled due dates.

      Such trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the series of Notes to be defeased shall have occurred and be continuing on the date of establishment of such trust; and

•	we shall have (i) delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, in and by themselves, would not cause the holders of the series of Notes to be defeased to recognize income, gain or loss for U.S. federal income tax purposes, and (ii) either, (a) delivered to the trustee an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, in and by themselves, would not cause the holders of the Notes to recognize income, gain or loss for Canadian federal income tax purposes or cause payments under the Notes or the guarantee to be subject to Canadian withholding tax; or (b) indemnified holders of the Notes for income, gain or loss, for Canadian federal income tax purposes and for Canadian withholding tax purposes, as each is directly attributable to such defeasance or covenant defeasance in and by themselves, without limiting our obligation to pay additional amounts as provided under the heading “Description of the Notes—Payment of Additional Amounts.”

      In the case of a defeasance, we must also deliver any ruling to such effect received from or published by the United States Internal Revenue Service.

Payment of Additional Amounts

      We, or CIT pursuant to the guarantees, will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any of the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, who is a non-resident of Canada (for purposes of the Income Tax Act (Canada)) as may be necessary in order that every net payment of the principal of and interest on such security and any other amounts payable on the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Canada (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in such Note to be then due and payable. We, or CIT pursuant to the guarantees, will not, however, be required to make any payment of additional amounts to any beneficial owner for or on account of:

•	any such tax, assessment or other governmental charge that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in Canada or a Province of Canada or having a permanent establishment or fixed base in Canada or a Province of Canada) between such owner or the beneficial owner of a Note and Canada or a political subdivision or taxing authority of or in Canada, other than merely holding such Note or receiving payments with respect to such Note;

•	any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge with respect to such Note;

•	any tax, assessment or other governmental charge imposed by reason that such owner or beneficial owner of a Note does not deal at arm’s length, within the meaning of the Income Tax Act (Canada), with us;

•	any tax, assessment or other governmental charge that is levied, collected or imposed otherwise than by deduction or withholding from payments on or in respect of any such Note;

•	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the residence or identity of the beneficial owner of such Note, if such compliance is required by Canada or any political subdivision or taxing authority of or in Canada as a precondition to relief or exemption from such tax, assessment or other governmental charge; or

•	any combination of the items listed above.

      Such additional amounts also will not be paid with respect to any payment on either the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, to a non-resident of Canada (for purposes of the Income Tax Act (Canada)) who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of Canada (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner held its interest in the security directly.

      Any amounts paid under or with respect to the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, or CIT’s guarantees to a non-U.S. holder will be paid without withholding or deduction for any taxes, assessments or other governmental charges imposed or levied by or on behalf of any U.S.

taxing authority. If any such taxes, assessments or other governmental charges are nonetheless required to be withheld or deducted, we or CIT, as applicable, will pay additional amounts so that the net amount paid to such holder, after withholding or deducting the taxes, assessments or other governmental charges, is not less than the amount then due and payable on the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable. This obligation to pay additional amounts in respect of U.S. taxes, assessments or other governmental charges will not apply:

•	to a tax, assessment, or governmental charge that is imposed or withheld by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company or corporation, (a) being or having been engaged in a trade or business in the United States or having a permanent establishment or fixed base in the United States; (b) having a current or former relationship with the United States (such as citizenship, nationality, residence or existence of a place of business within the United States), other than holding or owning notes or receiving payments with respect thereto; (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company, or a controlled foreign corporation, as such terms are defined under the U.S. Internal Revenue Code; (d) being or having been a “10 percent shareholder” of CIT as defined in section 871(h)(3) of the U.S. Internal Revenue Code; or (e) holding a note pursuant to a loan agreement entered into in the ordinary course of business of a bank, within the meaning of section 881(c)(3)(A) of the U.S. Internal Revenue Code.

•	to an estate, inheritance, gift, sales, transfer, or personal property tax or a similar tax, assessment, or governmental charge with respect to a note;

•	any tax, assessment or other governmental charge that is levied, collected or imposed otherwise than by deduction or withholding from payments on or in respect of a note;

•	to a tax, assessment or governmental charge that is imposed or withheld because the holder failed to comply with certification, identification, or other reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of the 4.65% Senior Notes or the 5.20% Senior Notes, if compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from such tax, assessment or other governmental charge;

•	to a tax, assessment or governmental charge imposed on or with respect to any payment by us or CIT to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that such tax, assessment or governmental charge would not have been imposed on such payment had such holder been the sole beneficial owner of such Note; or

•	any combination of any of the above.

      Such additional amounts also will not be payable where, had the beneficial owner of a Note been the holder, it would not have been entitled to payment of additional amounts by reason of the clauses above.

      Where this prospectus mentions, in any context, the payment of principal of, or interest on, or in respect of, the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, this amount shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that the additional amounts are, were or would be payable under the indenture.

Redemption for Taxation Reasons

      The 4.65% Senior Notes and the 5.20% Senior Notes, as the case may be, may be redeemed in whole but not in part prior to maturity, at the option of CIT Group Funding Company, upon the giving of notice of redemption as set forth below, at the principal amount thereof, together with accrued and unpaid interest thereon to the date fixed for redemption, if, in the opinion of independent counsel of recognized standing (which may be Shearman & Sterling LLP), CIT Group Funding Company or CIT is, or on the next date on which any amount would be payable in respect of the applicable notes, will be obligated to pay additional amounts in respect of the Notes pursuant to the terms and conditions thereof as a result of (a) any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of Canada or of the United States affecting taxation which becomes effective on or after the date of this prospectus; or (b) any change in the official position regarding the application, administration, or interpretation of the laws, treaties, regulations or rulings of Canada or of the United States (including a holding, judgment, or order by a court of competent jurisdiction), on or after the date of this prospectus; provided, that CIT Group Funding Company or CIT, as the case may be, cannot avoid payment of additional amounts by (i) filing a form, certificate, or other document with the appropriate taxing authority, the preparation or filing of which form, certificate, or other document, or any conditions or undertakings contained therein, does not cause any material detriment or material expense to CIT Group Funding Company or CIT or (ii) taking some other action which in their reasonable judgment is purely ministerial and does not cause any material detriment or material expense to CIT Group Funding Company or CIT; provided further, that CIT Group Funding Company or CIT shall have delivered to the trustee a certification stating that the obligation to pay additional amounts cannot be avoided and a notice specifying the date for redemption of the 4.65% Senior Notes or the 5.20% Senior Notes, as applicable, shall have been given to the holders of such Notes not less than 30 nor more than 60 calendar days before the date specified for redemption and not earlier than 90 calendar days prior to the earliest date on which CIT Group Funding Company or CIT would be obliged to make such payment of additional amounts or withholding.

Concerning the Trustee

      JPMorgan Chase Bank, N.A., a national banking association, will act as trustee under the indenture, as permitted by the terms thereof. At all times, the trustee must be organized and doing business under the laws of the United States, any state thereof or the District of Columbia, and must comply with all applicable requirements under the Trust Indenture Act.

      The trustee may resign at any time by giving us written notice or may be removed:

•	by act of the holders of a majority in principal amount of the outstanding Notes of either series; or

•	if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States, any state thereof or the District of Columbia; (iii) becomes incapable of acting as trustee; or (iv) a court takes certain actions relating to bankruptcy, insolvency or reorganization.

      If the trustee resigns, is removed or becomes incapable of acting, or if a vacancy occurs in the office of the trustee for any cause, we and CIT, by or pursuant to applicable board resolutions, will promptly appoint a successor trustee or trustees with respect to the Notes. We will give written notice to holders of the Notes, of each resignation and each removal of the trustee with respect to the Notes and each appointment of a successor trustee. Upon the appointment of any successor trustee, we, CIT, the retiring trustee and such successor trustee will execute and deliver a supplemental indenture in which each successor trustee will accept such appointment and which will contain such provisions as necessary or desirable to transfer to such successor trustee all the rights, powers, trusts and duties of the retiring trustee with respect to the Notes.

      The trustee may be contacted at the following address: JPMorgan Chase Bank, N.A.: 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Worldwide Securities Services. Holders of notes may obtain a copy of the indenture or any other documents relating to the notes by contacting us, CIT or the trustee.

      JPMorgan Chase Bank, N.A. and certain of its affiliates have in the past and may in the future provide banking, investment and other services to us.

Governing Law

      The Notes and the related guarantees are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of certain U.S. federal income tax consequences of the exchange offer and the purchase, ownership and disposition of the Notes is based on the Internal Revenue Code of 1986, as amended, which is referred to as the Code, Treasury regulations, rulings, judicial decisions, and administrative pronouncements, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, or differences in interpretation. This summary addresses only Notes held as capital assets within the meaning of Section 1221 of the Code.

      This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, including U.S. expatriates, insurance companies, tax-exempt institutions or investors, financial institutions, persons subject to the alternative minimum tax, dealers in securities or foreign currencies, traders who have elected “mark-to- market” treatment, partnerships and other pass-through entities, investors that actually or constructively own 10% or more of the voting stock or outstanding share capital of CIT, persons holding their Notes as part of a short sale, straddle, hedging transaction, conversion transaction or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Such holders may be subject to U.S. federal income tax consequences different from those set forth below.

      As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person. A “non-U.S. Holder” means a beneficial owner of Notes that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Notes is urged to consult its own tax advisor regarding the specific tax consequences of the exchange offer and the purchase, ownership and disposition of the Notes

      Holders should consult their own tax advisors regarding the specific U.S. federal, state, local and foreign tax consequences of the exchange offer and the purchase, ownership and disposition of the Notes in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

   Exchange of Existing Senior Notes for New Senior Notes in the Exchange Offer

      The exchange of the Existing Senior Notes for New Senior Notes in the exchange offer will not constitute a taxable event to U.S. Holders for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize gain or loss upon the exchange of an Existing Senior Note for a New Senior Note, the U.S. Holder’s adjusted tax basis in the New Senior Note will be the same as its adjusted tax basis in the corresponding Existing Senior Note immediately before the exchange, and the U.S. Holder’s holding period in the New Senior Note will include the holding period in the Existing Senior Note exchanged therefor.

   Payments of Interest

      Payments of interest on a Note (including any additional amounts paid in respect of withholding taxes imposed on payments on the Notes as described in “Description of the Notes—Payment of Additional Amounts”) generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting. Such interest will be treated as U.S. source income.

   Market Discount

      If a U.S. Holder purchases a Note at a greater than de minimis market discount and thereafter recognizes gain upon a disposition of the Note, the gain will be treated as ordinary income to the extent of the market discount which accrued (on a straight line basis, or, if the U.S. Holder so elects, on a constant yield basis) while the Note was held by such U.S. Holder. For this purpose, market discount means the amount by which the U.S. Holder’s tax basis in the Note immediately after its acquisition is exceeded by the sum of all amounts (other than stated interest) payable with respect to the Note after the date of acquisition. Market discount is considered de minimis if it is less than 0.25 percent, multiplied by the number of remaining complete years to maturity, and multiplied by the sum of all amounts (other than interest) payable with respect to the Note.

      A U.S. Holder may elect to currently include accrued market discount in gross income, which would correspondingly increase the U.S. Holder’s tax basis in the Notes, rather than upon disposition of the Notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. A U.S. Holder of Notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Notes until the market discount is recognized upon a subsequent disposition of such Notes. Such a deferral is not required, however, if the U.S. Holder elects to currently include accrued market discount in gross income.

   Bond Premium

      A U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the Note at a premium. A U.S. Holder generally may elect to amortize any premium on a Note by offsetting payments of stated interest on the Note with the premium allocable to the accrual period or periods to which the stated interest relates. The offset occurs at the time the holder of the Note includes the stated interest in its gross income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that the holder will exercise or not exercise options in a manner that maximizes the holder’s yield and we will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

   Sale, Retirement or Other Taxable Disposition of a Note

       Upon the sale, retirement, or other taxable disposition of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement, or other taxable disposition (other than amounts representing accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in gross income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal such U.S. Holder’s cost reduced by any principal payments received on the Note and by any bond premium in respect of the Note which has been amortized (as discussed above), and increased by any market discount (discussed above) previously included in gross income in respect of the Note.

      Any gain or loss recognized by a U.S. Holder on the sale, retirement, or other taxable disposition of a Note generally will be U.S. source capital gain or loss (except as described above under “—Market Discount”) and will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, retirement or other taxable disposition. In the case of noncorporate U.S. Holders, the maximum marginal U.S. federal income tax rate applicable to long-term capital gains realized before January 1, 2009 generally will be 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

   Exchange of Existing Senior Notes for New Senior Notes in the Exchange Offer

      The exchange of Existing Senior Notes for New Senior Notes pursuant to the exchange offer will not be treated as a taxable exchange of the Existing Senior Notes for U.S. federal income tax purposes.

   Payments of Interest; Sale, Retirement or Other Disposition of a Note

      Payments of principal, interest and premium, if any, on the Notes to a non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax (or if applicable, a lower treaty rate), provided that (i) the non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote, (ii) the non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner. In general, in order to satisfy the certification requirement described in clause (iii) of the preceding sentence, CIT or the relevant payor (“Withholding Agent”) must receive from such non-U.S. Holder a withholding certificate (typically an IRS Form W-8BEN) signed by the beneficial owner of the Note under penalties of perjury and upon which the Withholding Agent can rely to treat the payment as made to a non-U.S. Holder, or the Withholding Agent must receive a certification, under penalties of perjury, from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”), that it received the withholding certificate from such non-U.S. Holder or another financial institution acting on behalf of such non-U.S. Holder, and the financial institution furnishes the Withholding Agent with a copy of such withholding certificate. The Withholding Agent must be notified of any change in the information on the statement within 30 days of such change. Interest paid on Notes will be reported to non-U.S. Holders and to the IRS on Form 1042-S.

      Generally, a non-U.S. Holder will not be subject to U.S. federal income taxes on any amount which constitutes capital gain upon sale, retirement or other disposition of a Note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder (or if an income tax treaty applies, is not attributable to a United States permanent establishment maintained by the non-U.S. Holder) or (ii) in the case of any gain realized by an individual non-U.S. Holder, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such sale, retirement or other disposition and certain other conditions are met. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      If a non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest or premium, if any, on the Note or gain realized on its sale, retirement or other disposition is effectively connected with the conduct of such trade or business (and if an income tax treaty applies, is attributable to a United States permanent establishment maintained by the non-U.S. Holder), the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as if it were a U.S. Holder (except to the extent an applicable tax treaty provides otherwise). See “U.S. Holders’’ above. In lieu of the certificates described above, a non-U.S. Holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from U.S. federal withholding tax. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

      In general, the Notes will not be includible in the estate of a non-U.S. Holder for U.S. federal estate tax purposes unless the individual is, at the time of such individual’s death, a direct or indirect 10% or greater shareholder of the combined voting power of all classes of stock of CIT or, at the time of such individual’s death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Information Reporting and Backup Withholding

      Payments of principal and interest on, and proceeds from the sale, retirement, or other disposition of the Notes may be subject to information reporting to the IRS and possible backup withholding. Backup withholding of U.S. federal income tax at a current rate of 28% may apply to payments made in respect of the Notes to registered owners who are not exempt recipients and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) and make any other required certification. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. Holders generally will not be subject to U.S. information reporting on Form 1099 (although, as discussed above, non-U.S. Holders will be subject to U.S. information reporting on Form 1042-S) and backup withholding. However, these non-U.S. Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax, provided the required information is furnished to the IRS.

      This U.S. federal income tax discussion is provided for holders’ general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

EU Directive on the Taxation of Savings Income

      The European Union has adopted a directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that each of the member states of the European Union (each, a “Member State,” and together, “Member States”) will be required from a date not earlier than July 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person within its jurisdiction to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      The following summary of certain Canadian federal income tax consequences of the exchange offer and the purchase and ownership of the Notes is based on the current provisions of the Income Tax Act (Canada) (“Tax Act”) and the regulations thereunder, the current published administrative practices of the Canada Revenue Agency, and all specific proposals to amend the Tax Act and the regulations thereunder publicly announced prior to the date hereof, all of which are subject to change, possibly on a retroactive basis, or differences in interpretation.

      This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, including insurers or other entities not resident in Canada which carry on business in Canada. Such holders may be subject to Canadian federal income tax consequences different from those set forth below.

Non-Canadian Holders

      As used herein, the term “Non-Canadian Holder” means a beneficial owner of Notes who, at all relevant times, for purposes of the Tax Act, (i) is not and has not been resident or deemed to be resident of Canada at any time, (ii) does not use or hold the Notes in carrying on business in Canada, and (iii) deals with CIT at arm’s length. For purposes of the Tax Act, related persons, as defined therein, are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

      Interest or principal paid or credited on the Notes to a Non-Canadian Holder by CIT Group Funding Company or by CIT under the guarantees and amounts received by a Non-Canadian Holder on the disposition of the Notes will not be subject to Canadian withholding tax.

      No other taxes on income (including capital gains) will be payable under the Tax Act by a Non-Canadian Holder in respect of the acquisition, holding, redemption or disposition of the Notes or the guarantees, or in respect of the exchange of Existing Senior Notes for New Senior Notes pursuant to this exchange offer.

Canadian Holders

      As used herein, the term “Canadian Holder” means a beneficial holder of Notes acquired under this offering who, at all relevant times, for the purposes of the Tax Act, (i) is or is deemed to be resident in Canada, (ii) deals with CIT at arm’s length and is not “affiliated” with CIT, (iii) is not a “financial institution” (as defined by section 142.2 of the Tax Act), and (iv) holds the Notes as capital property.

   Taxation of Interest and Other Amounts on the Notes.

      A Canadian Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year all interest (including additional interest) on a Note that accrues or is deemed to accrue to the Canadian Holder to the end of that taxation year or becomes receivable or is received by the Canadian Holder before the end of that taxation year, except to the extent that such amount was included in its income for a preceding taxation year.

      Any other Canadian Holder, including an individual, will be required to include in computing its income for a taxation year any interest (including additional interest) on a Note received or receivable by such Canadian Holder in that year (depending on the method regularly followed by the Canadian Holder in computing income), to the extent that such amount was not otherwise included in the Canadian Holder’s income for that or any preceding taxation year. Such Canadian Holder who holds Notes on an anniversary day will be required to include, on any anniversary day of the Notes, interest that accrued or is deemed to accrue on such Notes to the end of such anniversary day to the extent not previously included in income. For this purpose, “anniversary day” means the day which is one year after the day immediately preceding the date of issue of the debt obligation under the Notes, the day that occurs at every successive one year interval from such day, and the day on which the Notes are disposed of. For this purpose, the exchange of Existing Senior Notes for New Senior Notes in and of itself pursuant to this exchange offer will not constitute a disposition of such Notes.

      In certain circumstances, provisions of the Tax Act can deem interest to accrue on a “prescribed debt obligation” (as defined for the purposes of the Tax Act). The provision for the payment of additional interest may cause the Existing Senior Notes to be prescribed debt obligations and deem the additional interest to accrue for the purposes of the Tax Act. Canadian Holders are urged to consult with their own tax advisors regarding the application of the “prescribed debt obligation” provisions to them.

      A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6% on investment income. For this purpose, investment income will generally include interest income.

      On a disposition or deemed disposition of a note, including payment on maturity, or redemption or a purchase for cancellation, a Canadian Holder will generally also be required to include in income the amount of interest accrued on the Notes from the date of the last applicable interest payment date to the date of disposition to the extent that such amount has not otherwise been included in the Canadian Holder’s income for the taxation year or a previous taxation year.

      Where a Canadian Holder disposes of a note for fair market value, the Canadian Holder will generally be entitled to deduct in computing income for the year of disposition an amount equal to the amount by which amounts included in income of the Canadian Holder as interest in respect of a Note for that taxation year or any preceding year exceeds the amounts received or receivable by the Canadian Holder in respect of such interest for that taxation year or a preceding taxation year.

   Disposition of Notes.

      In general, a disposition or deemed disposition of Notes, including a redemption, payment on maturity or purchase for cancellation, will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest and other amounts included in the Canadian Holder’s income on a redemption of such Notes exceed (or are less than) the adjusted cost base of such Notes to the Canadian Holder as determined for the purposes of the Tax Act immediately before the disposition and any reasonable costs of disposition.

      One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year generally must be included in the Canadian Holder’s income in that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian Holder in a taxation year generally may be deducted from taxable capital gains realized by the Canadian Holder in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

      A capital gain realized by an individual may give rise to a liability for alternative minimum tax.

      A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6 2⁄3% on investment income. For this purpose, investment income will generally include taxable capital gains.

      This summary of certain Canadian federal income tax consequences is provided for holders’ general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors regarding the specific Canadian federal, provincial and local tax consequences of exchanging, acquiring, owning and disposing of the Notes in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Senior Notes in this exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Senior Notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer the New Senior Notes for, any Existing Senior Notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase the Existing Senior Notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of the New Senior Notes received in the exchange offer, where the New Senior Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer, we will make this prospectus and any amendment and supplement to this prospectus available to any such broker-dealer for use in connection with any resale.

      We will not receive any proceeds from any sale of the New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the New Senior Notes. Any broker-dealer that resells New Senior Notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the New Senior Notes are deemed to be, under the interpretations of the staff of the SEC, an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Senior Notes received by such broker-dealer in the exchange offer. Any profit on such a resale of the New Senior Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed that, for a period ending on the earlier of (i) 180 days after the consummation of this exchange offer and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents for use in connection with any resale of the New Senior Notes received by a broker-dealer for its own account. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the Existing Senior Notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the New Senior Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      The validity of the New Senior Notes and the related guarantee will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain matters relating to Canadian law will be passed upon by Stewart McKelvey Stirling Scales, Nova Scotia, Canada. In addition, certain income tax consequences of these securities will be passed upon by Shearman & Sterling LLP, New York, New York and Blake, Cassels & Graydon LLP, Toronto, Canada.

EXPERTS

      The consolidated balance sheets of CIT Group Inc. and its subsidiaries as of December 31, 2004 and December 31, 2003 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2004, December 31, 2003, the three months ended December 31, 2002 and the year ended September 30, 2002, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting (Restated)) as of December 31, 2004, incorporated in the accompanying prospectus by reference to CIT Group Inc.'s Current Report on Form 8-K/A dated December 14, 2005, have been so incorporated by reference in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Offer to Exchange
4.65% Senior Notes due July 1, 2010
and
5.20% Senior Notes due June 1, 2015
of
CIT GROUP FUNDING COMPANY OF CANADA

Fully, Unconditionally and Irrevocably Guaranteed by
CIT GROUP INC.

      Each broker-dealer registered as such under the Securities Exchange Act of 1934, as amended, that receives New Senior Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Senior Notes. The letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Senior Notes received in exchange for Existing Senior Notes where the Existing Senior Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, or a period ending on the earlier of (i) 180 days after the consummation of this exchange offer and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents for use in connection with any resale of the New Senior Notes received by a broker-dealer for its own account.

PROSPECTUS
December 15, 2005

The Exchange Agent for the exchange offer is:

By Hand: JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Beth Mullin	By Registered or Certified Mail: JPMorgan Chase Bank, N.A. Institutional Trust Services P.O. Box 2320 Dallas, Texas 75221-2320 Attention: Beth Mullin

By Overnight Courier: JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Beth Mullin	By Facsimile: JPMorgan Chase Bank, N.A. Institutional Trust Services Attention: Beth Mullin Telephone: 214-468-6494 Confirm by Telephone: 1-800-275-2048

For information, call: 1-800-275-2048

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

      CIT Group Inc. is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney’s fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested director or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      CIT’s certificate of incorporation and by-laws provide that it will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to CIT or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL or (4) for any transaction from which such director derived an improper personal benefit.

      In addition, CIT maintains liability insurance for our directors and officers.

      For information concerning the registrant’s undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 22 hereof.

Item 21. Exhibits

      The exhibits to this Registration Statement are listed on the Exhibit Index to this Registration Statement, which is hereby incorporated by reference.

Item 22. Undertakings

      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 15th day of December, 2005.

CIT GROUP FUNDING COMPANY OF CANADA

By:	*

	Name:	Robert J. Ingato
	Title:	Executive Vice President and Assistant Secretary and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 15th day of December, 2005.

Signature	Title
*	President and Chief Executive Officer
(Principal Executive Officer)
Jeffrey M. Peek

*	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)
Joseph M. Leone

*	Executive Vice President and Controller
(Principal Accounting Officer)
William J. Taylor

*	Director
Thomas L. Abbate

*	Executive Vice President and Assistant Secretary and
Director (Authorized Representative in the United States)
Robert J. Ingato

*	Director

Glenn A. Votek

*By: /S/ ERIC S. MANDELBAUM

Eric S. Mandelbaum Attorney-in-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 15th day of December, 2005.

CIT GROUP INC.

By:	*

	Name:	Robert J. Ingato
	Title:	Executive Vice President, General Counsel and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 15th day of December, 2005.

Signature	Title
*	Chairman and Chief Executive Officer and Director
(Principal Executive Officer)
Jeffrey M. Peek

*	Vice Chairman and Chief Financial Officer
(Principal Financial Officer)
Joseph M. Leone

*	Executive Vice President and Controller
(Principal Accounting Officer)
William J. Taylor

*	Director
Gary C. Butler

Director
William A. Farlinger

*	Director
William Freeman

Director
Thomas H. Kean

*	Director
Marianne Miller Parrs

*	Director
Timothy M. Ring

Director
John Ryan

Director
Peter J. Tobin

*	Director
Lois M. Van Deusen

*By: /S/ ERIC S. MANDELBAUM

Eric S. Mandelbaum Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
3	.1*	Certificate of Incorporation of CIT Group Funding Company of Canada
3	.2*	Memorandum of Association for CIT Group Funding Company of Canada
3	.3*	Articles of Association of CIT Group Funding Company of Canada
3.4		Second Restated Certificate of Incorporation of CIT Group Inc. (incorporated by reference to Exhibit 3.1 to the quarterly report on Form 10-Q filed by CIT Group Inc. with the SEC on August 12, 2003)
3.5		Amended and Restated By-laws of CIT Group Inc. (incorporated by reference to Exhibit 3.2 to the quarterly report on Form 10-Q filed by CIT Group Inc. with the SEC on August 12, 2003).
3.6		Certificate of Designations relating to CIT Group Inc.’s 6.350% Non-Cumulative Preferred Stock Series A (incorporated by reference to Exhibit 3 to the Form 8-A filed by CIT Group Inc. with the SEC on July 29, 2005)
3.7		Certificate of Designations relating to the CIT Group Inc.’s Non-Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3 to the Form 8-A filed by CIT Group Inc. with the SEC on July 29, 2005)
4	.1*	Indenture, dated as of May 31, 2005, by and among CIT Group Funding Company of Canada, CIT Group Inc., as guarantor, and JPMorgan Chase Bank, N.A., as trustee
4	.2*	Registration Rights Agreement, dated May 31, 2005, by and among CIT Group Funding Company of Canada, CIT Group Inc., as guarantor, and the initial purchasers named therein
4	.3*	Form of New Senior Notes of CIT Group Funding Company of Canada, including Form of Guarantee of CIT Group Inc.
5	.1*	Opinion of Shearman & Sterling LLP
5	.2*	Opinion of Stewart McKelvey Stirling Scales
8	.1*	Opinion of Shearman & Sterling LLP regarding U.S. tax matters
8	.2*	Opinion of Blake Cassels & Graydon LLP regarding Canadian tax matters
21.1		Subsidiaries of CIT Group Funding Company of Canada (not applicable)
21.2		Subsidiaries of CIT Group Inc. (incorporated by reference to Exhibit 21.1 to the annual report on Form 10-K filed by CIT Group Inc. with the SEC on March 7, 2005, as amended)
23	.1**	Consent of PricewaterhouseCoopers LLP
23	.2*	Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1)
23	.3*	Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.2)
23	.4*	Consent of Blake Cassels & Graydon LLP (included in Exhibit 8.2)
24	.1*	Powers of Attorney
25	.1*	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1
99	.1**	Form of Letter of Transmittal
99	.2**	Form of Notice of Guaranteed Delivery
99	.3**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99	.4**	Form of Letter to Clients

*  Previously filed.

** Filed herewith.